Exhibit 99.2

Management's Discussion and Analysis of Financial Condition and Results of Operations

        This Management’s Discussion and Analysis should be read in its entirety, since it contains detailed information that is important to understanding the Company’s results and financial condition. The Overview below is qualified in its entirety by the full Management’s Discussion and Analysis.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE

        This report reviews the Company’s financial condition and results of operations including its liquidity and capital resources. Historical information is presented and discussed. Where appropriate, factors that may affect future financial performance are also identified and discussed. Certain statements made in this report include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may contain words like “believe,” “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “will,” “shall,” “may,” and other words, phrases, or expressions with similar meaning. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from the results contained in the forward-looking statements, and the Company cannot give assurances that such statements will prove to be correct. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Please refer to “Known Trends and Uncertainties” herein for more information about factors which could affect future results.

OVERVIEW

        Protective Life Corporation (the Company) is a holding company whose subsidiaries provide financial services through the production, distribution, and administration of insurance and investment products. The Company operates five business segments. An operating segment is generally distinguished by products and/or channels of distribution. The Company’s operating segments are Life Marketing, Acquisitions, Annuities, Stable Value Products, and Asset Protection. In addition, the Company has another segment referred to as the Corporate and Other segment.

        In 2003, the Company’s net income increased 22.4% to $217.1 million or $3.07 per diluted share, compared to $177.4 million or $2.52 per share in 2002. Included in 2003 net income were net realized investment gains of $0.28 per share compared to gains of $0.04 per share in 2002.

        The Life Marketing segment’s pretax operating income was $159.2 million in 2003, an increase of 26.8% over the $125.6 million reported in 2002. The increase was primarily attributable to an increase in business-in-force.

        The Acquisitions segment’s pretax operating income was $95.2 million in 2003, up slightly from the $95.1 million reported in 2002. Increased earnings from recently completed transactions were offset by the expected declining earnings from older acquired blocks of business.

        The Annuities segment’s pretax operating income was $13.4 million in 2003, a decline of $2.3 million from the $15.7 million reported in 2002. The decrease is primarily due to interest spread compression and low sales of fixed annuities caused by lower interest rates in 2003.

        Stable Value Products pretax operating income was $38.9 million in 2003, compared to $42.3 million in 2002. Average operating spreads decreased to 96 basis points in 2003, compared to 107 basis points in 2002.

        The Asset Protection segment had pretax operating income of $20.2 million in 2003, compared to a loss of $14.8 million in 2002. Results for the segment improved after a $25.6 million pretax charge in 2002.

        Corporate and Other had a pretax operating loss of $32.0 million in 2003 compared to a loss of $2.9 million in 2002. The loss in 2003 was a result of charges recorded of $28.4 million due to negative trends in used vehicle prices affecting the segment’s residual value product. In addition, a $3.0 million increase in interest expense contributed to this decline.

CRITICAL ACCOUNTING POLICIES

        The Company’s accounting policies inherently require the use of judgments relating to a variety of assumptions and estimates, in particular expectations of current and future mortality, morbidity, persistency, expenses, and interest rates. Because of the inherent uncertainty when using the assumptions and estimates, the effect of certain accounting policies under different conditions or assumptions could be materially different from those reported in the consolidated financial statements. A discussion of the various critical accounting policies is presented below.

        The Company incurs significant costs in connection with acquiring new insurance business. These costs, which vary with and are primarily related to the production of new business and coinsurance of blocks of policies, are deferred. The recovery of such costs is dependent on the future profitability of the related policies. The amount of future profit is dependent principally on investment returns, mortality, morbidity, persistency, and expenses to administer the business and certain economic variables, such as inflation. These factors enter into management’s estimates of future profits which generally are used to amortize certain of such costs. Accounting for other intangible assets such as goodwill also requires an estimate of the future profitability of the associated lines of business. Revisions to estimates result in changes to the amounts expensed in the reporting period in which the revisions are made and could result in the impairment of the asset and a charge to income if estimated future profits are less than the unamortized deferred amounts.

        The Company has a deferred policy acquisition costs asset of approximately $99.7 million related to its variable annuity product line with an account balance of $2.2 billion at December 31, 2003. The Company monitors the rate of amortization of the deferred policy acquisition costs associated with its variable annuity product line. The methodologies employ varying assumptions about how much and how quickly the stock markets will appreciate. The primary assumptions used to project future profits as part of the analysis include: a long-term equity market growth rate of 9%, reversion to the mean methodology with a reversion to the mean cap rate of 14%, reversion to the mean period of 5 years, and an amortization period of 20 years. A recovery in equity markets, or methodologies and assumptions that anticipate a recovery, results in lower amounts of amortization, and a worsening of equity markets results in higher amounts of amortization.

        Establishing an adequate liability for the Company’s obligations to its policyholders requires the use of assumptions. Liabilities for future policy benefits on traditional life insurance products require the use of assumptions relative to future investment yields, mortality, persistency and other assumptions based on the Company’s historical experience, modified as necessary to reflect anticipated trends and to include provisions for possible adverse deviation.

        The Company also establishes liabilities for guaranteed minimum death benefits (GMDB) on its variable annuity products. The methods used to estimate the liabilities employ assumptions about mortality and the performance of equity markets. The Company assumes mortality of 60% of the National Association of Insurance Commissioners 1994 Variable Annuity GMDB Mortality Table to reflect improvements in mortality since the table was derived and other factors. Future declines in the equity market would increase the Company’s GMDB liability. Differences between the actual experience and the assumptions used result in variances in profit and could result in losses. The Company’s GMDB at December 31, 2003, are subject to a dollar-for-dollar reduction upon withdrawal of related annuity deposits on contracts issued prior to January 1, 2003.

        Determining whether a decline in the current fair value of invested assets is an other-than-temporary decline in value can involve a variety of assumptions and estimates, particularly for investments that are not actively traded in established markets. For example, assessing the value of certain investments requires the Company to perform an analysis of expected future cash flows or rates of prepayments. Other investments, such as collateralized mortgage or bond obligations, represent selected tranches of a structured transaction, supported overall by underlying investments in a wide variety of issuers. The Company’s specific accounting policies related to its invested assets are discussed in the Notes to the Consolidated Financial Statements.

        The Company utilizes derivative transactions primarily in order to reduce its exposure to interest rate risk as well as currency exchange risk. Assessing the effectiveness of these hedging programs and evaluating the carrying values of the related derivatives often involve a variety of assumptions and estimates. The Company employs a variety of methods for determining the fair value of its derivative instruments. The fair values of interest rate swaps, interest rate swaptions, total return swaps and put or call options are based upon industry standard models which present-value the projected cash flows of the derivatives using current and implied future market conditions.

        Determining the Company’s obligations to employees under its defined benefit pension plan and stock-based compensation plans requires the use of estimates. The calculation of the liability related to the Company’s defined benefit pension plan requires assumptions regarding the appropriate weighted average discount rate, estimated rate of increase in the compensation of its employees and the expected long-term rate of return on the plan’s assets. Accounting for other stock-based compensation plans may require the use of option pricing models to estimate the Company’s obligations. Assumptions used in such models relate to equity market volatility, the risk-free interest rate at the date of grant, as well as the expected exercise date.

        The assessment of potential obligations for tax, regulatory, and litigation matters inherently involve a variety of estimates of potential future outcomes. The Company makes such estimates after consultation with its advisors and a review of available facts.

RESULTS OF OPERATIONS

PREMIUMS AND POLICY FEES

        The following table sets forth for the periods shown the amount of premiums and policy fees, net of reinsurance (premiums and policy fees), and the percentage change from the prior period:

                   Year Ended                                      Percentage Increase
                  December 31                    Amount                 (Decrease)
          -----------------------------------------------------------------------------
                                              (in thousands)
                      2001                       $618,669                  26.3%
                      2002                        810,321                  31.0
                      2003                        735,877                  (9.2)
          -----------------------------------------------------------------------------

        Premiums and policy fees were $810.3 million in 2002, an increase of $191.7 million, or 31.0% from the $618.7 million reported for 2001. During 2002, the Company discovered that it had overpaid the reinsurance premiums due on certain life insurance policies over a period of 10 years. The Company recorded cash and receivables totaling $69.7 million, and a corresponding increase in premiums and policy fees, which reflected its then current estimate of amounts to be recovered. Excluding this increase, premiums and policy fees in the Life Marketing segment increased $29.5 million due to an increase in sales. Premiums and policy fees in the Acquisitions segment are expected to decline with time (due to the lapsing of policies resulting from deaths of insureds or terminations of coverage) unless new acquisitions are made. In June 2002, the Company coinsured a block of insurance policies from Conseco Variable Insurance Company (Conseco). This transaction resulted in an increase in premiums and policy fees of $18.8 million. The acquisition of Inter-State and First Variable resulted in a $27.0 million increase in premiums and policy fees. Premiums and policy fees from older acquired blocks decreased $3.7 million. Premiums and policy fees from the Annuities segment declined $2.3 million due to a decline in variable annuity management fees caused by the general decline in the equity markets. Premiums and policy fees related to the Asset Protection segment increased $49.9 million due to continued higher sales in its service contracts lines. Lower sales in other Asset Protection lines during 2002 were more than offset by a decline in the amount of reinsurance ceded. The decline in reinsurance ceded was primarily due to a change in the form of a credit reinsurance agreement in 2002. Premiums and policy fees relating to various lines in the Corporate and Other segment increased $2.9 million.

        Premiums and policy fees were $735.9 million in 2003, a decrease of $74.4 million or 9.2% from 2002 premiums and policy fees. In 2003, the Company substantially completed its recovery of all of the previously mentioned reinsurance overpayments. As a result, $18.4 million of premiums and policy fees were recorded in 2003 related to the collection of the reinsurance overpayment. Overall, premiums and policy fees in the Life Marketing segment declined $21.5 million from 2002, reflecting an increase in the use of reinsurance. Premiums and policy fees from the Conseco transaction resulted in an increase of $7.2 million. Premiums and policy fees from older acquired blocks decreased $17.8 million as a result of normal lapsing of policies resulting from deaths of insureds or terminations of coverage. Premiums and policy fees in the Annuities segment increased by $0.4 million in 2003. Premiums and policy fees in the Asset Protection segment decreased by $41.4 million due to reduced credit earned premiums attributable to lower sales and the termination of non-core lines of business. Premiums and policy fees in the Corporate and Other segment decreased by $1.4 million.

NET INVESTMENT INCOME

        The following table sets forth for the periods shown the amount of net investment income, the percentage change from the prior period, and the percentage earned on average cash and investments:

                                                            Percentage Earned on
     Year Ended                                                Average Cash
     December 31              Amount          Increase        and Investments
-----------------------------------------------------------------------------------
                          (in thousands)
        2001               $  880,141           20.5%               7.3%
        2002                1,022,953           16.2                7.0
        2003                1,030,752            0.8                6.4
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        Net investment income in 2002 increased $142.8 million or 16.2% over 2001, and in 2003 increased $7.8 million or 0.8% over 2002, primarily due to increases in the average amount of invested assets. Invested assets have increased primarily due to acquisitions, receiving stable value and annuity deposits, and the asset growth that results from the sale of various insurance products. The Standard coinsurance transaction and the acquisition of Inter-State and First Variable resulted in an increase in investment income of $57.5 million in 2002. The Conseco coinsurance transaction resulted in an increase in investment income of $13.3 million in 2003. This increase was more than offset by $19.3 million decline in investment income from older acquisitions.

        The percentage earned on average cash and investments was 7.0% in 2002 and 6.4% in 2003, due to the overall decline in interest rates on new investments.

REALIZED INVESTMENT GAINS (LOSSES)

        The Company generally purchases its investments with the intent to hold to maturity by purchasing investments that match future cash flow needs.

        The following table sets forth realized investment gains (losses) relating to derivative financial instruments and all other investments for the periods shown:

                             Derivative
     Year Ended               Financial          All Other
     December 31             Instruments        Investments
---------------------------------------------------------------
                                     (in thousands)
        2001                   $(1,114)          $(8,740)
        2002                    28,308               910
        2003                    12,550            58,064
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        Realized investment gains and losses related to derivative financial instruments primarily represent changes in the fair values of certain derivative financial instruments. Realized investment gains and losses related to derivatives include periodic settlements related to interest rate swaps intended to mitigate the risks associated with corporate debt and certain investments, but do not qualify as hedges under SFAS No. 133.

        The sales of investments that have occurred generally result from portfolio management decisions to maintain proper matching of assets and liabilities. Realized investment gains related to all other investments in 2002 of $80.1 million were largely offset by realized investment losses of $79.2 million. Realized investment gains related to all other investments in 2003 of $93.4 million were largely offset by realized investment losses of $35.3 million. During 2002 and 2003, the Company recorded other-than-temporary impairments in its investments of $30.2 million and $22.3 million, respectively.

        Each quarter the Company reviews investments with material unrealized losses and tests for other-than-temporary impairments. Management analyzes various factors to determine if any specific other than temporary asset impairments exist. Once a determination has been made that a specific other-than-temporary impairment exists, a realized loss is recognized and the cost basis of the impaired asset is adjusted to its fair value. An other-than-temporary impairment loss is recognized based upon all relevant facts and circumstances for each investment. With respect to unrealized losses due to issuer-specific events, the Company considers the creditworthiness and financial performance of the issuer and other available information. With respect to unrealized losses that are not due to issuer-specific events, such as losses due to interest rate fluctuations, general market conditions or industry-related events, the Company considers its intent and ability to hold the investment to allow for a market recovery or to maturity together with an assessment of the likelihood of full recovery. See also “Liquidity and Capital Resources – Investments” included herein.

OTHER INCOME

        The following table sets forth other income for the periods shown:

      Year Ended                                             Percentage
      December 31                     Amount             Increase (Decrease)
------------------------------------------------------------------------------
                                  (in thousands)
         2001                        $120,647                  (20.5)%
         2002                         100,196                  (17.0)
         2003                         120,282                   20.1
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        Other income consists primarily of revenues of the Company’s broker-dealer subsidiary, direct response businesses, service contract businesses, investment advisory fees from variable insurance products, and revenues of the Company’s noninsurance subsidiaries.

        Other income was $100.2 million in 2002, a decrease of $20.4 million, or 17.0% from the $120.6 million reported for 2001. In 2002, revenues from the Company’s broker-dealer subsidiary increased $1.8 million. Other income from the Company’s direct response businesses decreased $6.7 million due to reduced emphasis on selling other companies’ products. Revenues from the service contract businesses decreased $12.7 million due to lower sales caused by general economic conditions. The sale of an inactive charter in 2002 resulted in a gain of $2.7 million. Other income from all other sources decreased $5.5 million.

        Other income was $120.3 million in 2003, an increase of $20.1 million, or 20.1% from 2002. In 2003, revenues from the Company’s direct response businesses increased by $3.2 million. Other income in the service contract businesses increased $0.8 million. The sale of an inactive charter in 2003 resulted in a $6.9 million gain. Other income from the Consumer Direct line of business increased $2.2 million in 2003. Other income increased by $3.7 million due to the impact of exiting some non-core lines of business in the Asset Protection segment. Other income from all other sources increased $6.0 million.

INCOME BEFORE INCOME TAX

        Consistent with the Company’s segment reporting in the Notes to Consolidated Financial Statements, management evaluates the results of the Company’s segments on a before-income-tax basis as adjusted for certain items which management believes are not indicative of the Company’s core operations. Segment operating income (loss) excludes net realized investment gains and losses and the related amortization of deferred policy acquisition costs and gains (losses) on derivative instruments because fluctuations in these items are due to changes in interest rates and other financial market factors instead of mortality and morbidity. Periodic settlements of interest rate swaps associated with corporate debt and certain investments are included in realized gains and losses but are considered part of operating income because the interest rate swaps are hedging items affecting operating income. Also, segment operating income (loss) excludes any net gains or losses on disposals of businesses, discontinued operations, and the cumulative effect of changes in accounting principles. Although the items excluded from segment operating income (loss) may be significant components in understanding and assessing the Company’s overall financial performance, management believes that operating segment income (loss) enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the insurance business (i.e., mortality and morbidity), consistent with industry practice. However, the Company’s segment operating income (loss) measures may not be comparable to similarly titled measures reported by other companies. Segment operating income (loss) should not be construed as a substitute for net income (loss) determined in accordance with accounting principles generally accepted in the United States of America (GAAP). “Total income from continuing operations before income tax” is a GAAP measure to which the non-GAAP measure “total operating income” may be compared. Unlike total operating income, total income before income tax includes net realized investment gains and losses, the related amortization of deferred policy acquisition costs and gains (losses) on derivative instruments. In the Annuities and Stable Value Products segments operating income excludes realized investment gains and losses and related amortization. In the Corporate and Other segment operating income includes derivative gains related to corporate debt and investments.

        The table below sets forth operating income or loss and income or loss before income tax by business segment for the periods shown:

                                   OPERATING INCOME (LOSS) AND INCOME (LOSS) BEFORE INCOME TAX

                                                                             Year Ended December 31
                                                             --------------------------------------------------------
                                                                    2003               2002              2001
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                                                                                 (in thousands)
Operating income (loss)1
     Life Marketing                                              $159,157           $125,550          $ 89,574
     Acquisitions                                                  95,150             95,097            68,040
     Annuities                                                     13,373             15,694            16,934
     Stable Value Products                                         38,911             42,272            33,150
     Asset Protection                                              20,193            (14,847)           36,292
     Corporate and Other                                          (31,952)            (2,888)          (13,227)
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Realized investment gains (losses)
     Annuities                                                     22,733              2,277             1,139
     Stable Value Products                                          9,756             (7,061)            7,218
     Corporate and Other                                           38,125             34,002           (18,211)
Less  derivative gains related to corporate
  debt and investments2
     Corporate and Other                                          (21,087)           (23,072)          (10,317)
Related amortization of deferred policy
  acquisition costs
     Annuities                                                    (18,947)            (1,981)             (996)
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Income (loss) before income tax
     Life Marketing                                               159,157            125,550            89,574
     Acquisitions                                                  95,150             95,097            68,040
     Annuities                                                     17,159             15,990            17,077
     Stable Value Products                                         48,667             35,211            40,368
     Asset Protection                                              20,193            (14,847)           36,292
     Corporate and Other                                          (14,914)             8,042           (41,755)
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     Total income before income tax                              $325,412           $265,043          $209,596
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[1]	Income before income tax excluding realized investment gains and losses and related amortization of deferred policy acquisition costs

[2]	Periodic settlements of interest rate swaps associated with corporate debt and certain investments included in realized investment gains and considered a part of operating income

LIFE MARKETING

        The Life Marketing segment’s 2002 pretax operating income was $125.6 million, $36.0 million above 2001. In the third quarter of 2002, the Company discovered that it had overpaid the reinsurance premiums due on certain life insurance policies, and indicated that it would be seeking recovery of approximately $94.5 million from several reinsurance companies. At December, 31, 2002, the Company had recorded cash and receivables totaling $69.7 million, which reflected the amounts received at that date, and the Company’s estimate of amounts to be recovered in the future, based upon the information then available.

        The corresponding increase in premiums and policy fees resulted in $62.5 million of additional amortization of deferred policy acquisition costs in 2002. The amortization of deferred policy acquisition costs took into account the amortization relating to the increase in premiums and policy fees as well as the additional amortization required should the remainder of the overpayment not be collected. The Life Marketing segment’s pretax operating income thereby increased $7.2 million which is the difference between the premiums recorded and the amount of such additional amortization.

        Because the overpayments were made over a period of 10 years beginning in 1992, and had the effect of reducing the amortization of deferred policy acquisition costs during that period, the Company believes that no prior period results were materially understated and that no operating trends were materially affected as a result.

        In addition to the increase from reinsurance recoveries, an increase of $7.2 million in 2002 is attributable to favorable mortality experience, and an increase of $21.6 million can be attributed to growth through sales.

        The Life Marketing segment’s 2003 pretax operating income was $159.2 million, an increase of $33.6 million over 2002. During 2003, the Company received payment from substantially all of the affected reinsurance companies. As a result the Company increased premiums and policy fees by $18.4 million and amortization of deferred policy acquisition costs by $6.1 million, resulting in an increase in the Life Marketing segment’s pretax operating income of $12.3 million. The remaining increase is attributable to growth of business-in-force due to strong sales in 2002 and 2003 and favorable expense variances as compared to pricing allowances.

ACQUISITIONS

        In the ordinary course of business, the Acquisitions segment regularly considers acquisitions of blocks of policies or smaller insurance companies. Policies acquired through the segment are usually administered as “closed” blocks; i.e., no new policies are being marketed. Therefore, earnings from the Acquisitions segment are normally expected to decline over time (due to the lapsing of policies resulting from deaths of insureds or terminations of coverage) unless new acquisitions are made.

        In 2002, the segment’s pretax operating income was $95.1 million, $27.1 million above 2001. The Conseco and Standard coinsurance transactions and the acquisition of Inter-State and First Variable resulted in a $24.7 million increase in earnings in 2002. Earnings on older acquired blocks of policies increased $2.4 million. In 2003, the segment’s pretax operating income was $95.2 million, $0.1 million above 2002. The Conseco transaction contributed a $9.1 million increase in earnings over 2002, and earnings from older acquired blocks of business decreased by $9.0 million.

ANNUITIES

        The Annuities segment’s pretax operating income for 2002 was $15.7 million as compared to $16.9 million in 2001. Fixed annuity earnings increased $1.2 million due to higher account balances. This increase was more than offset by a decline in variable annuity earnings of $2.4 million due to the general decline in the equity markets. The segment’s 2003 pretax operating income was $13.4 million, a decrease of $2.3 million from 2002. The decrease is primarily attributable to spread compression and the inability to capitalize excess expenses due to lower sales of fixed annuities caused by lower interest rates in 2003. The segment had a $0.3 million realized investment gain (net of related amortization of deferred policy acquisition costs) in 2002 and a $3.8 million gain in 2003. As a result, total pretax income was $16.0 million in 2002 and $17.2 million in 2003.

        The Company offers a guaranteed minimum death benefit feature (GMDB) on its variable annuity products. The Company’s accounting policy has been to calculate its total exposure to GMDB, and then apply a mortality factor to determine the amount of claims that could be expected to occur in the coming twelve months. The Company then accrues to that amount over four quarters. At December 31, 2003, the total GMDB reserve was $5.1 million. The total guaranteed amount payable under the GMDB feature based on variable annuity account balances at December 31, 2003, was $287.0 million, a decrease of $252.0 million from December 31, 2002, caused by an improvement in the equity markets.

        In accordance with statutory accounting practices prescribed or permitted by regulatory authorities (which require the assumption that equity markets will significantly worsen), the Annuities segment reported GMDB related policy liabilities and accruals of $12.1 million at December 31, 2003, a decrease of $12.6 million from December 31, 2002.

        Although positive performance in the equity markets in 2003 allowed the Company to decrease its GMDB related policy liabilities, the Annuities segment’s future results may be negatively affected by a slow economy. Volatile equity markets could negatively affect sales of variable annuities and the fees the segment assesses on variable annuity contracts. Lower interest rates have negatively affected sales of fixed annuities. In this segment, equity market volatility may create uncertainty regarding the level of future profitability in the variable annuity business and the related rate of amortization of deferred policy acquisition costs.

STABLE VALUE PRODUCTS

        The Stable Value Products segment’s 2002 pretax operating income was $42.3 million, $9.1 million above 2001. This increase is due primarily to higher average account balances and operating spreads. Average account balances were $3.9 billion in 2002 as compared to $3.5 billion in 2001. Operating spreads averaged 107 basis points in 2002 compared to an average of 90 basis points in 2001. The segment’s 2003 pretax operating income was $38.9 million, a decrease of $3.4 million from 2002. Average operating spreads were down to 96 basis points in 2003, causing the decrease in pretax operating income. The primary reason for the spread compression was a reduction in yield caused by the high level of prepayments in the mortgage-backed securities portfolio in 2003. The segments average quarterly account balances increased by $189.6 million in 2003 to $4.1 billion. The segment had realized investment losses in 2002 of $7.1 million compared to gains of $9.8 million in 2003. As a result, total income before income tax was $35.2 million in 2002 and $48.7 million in 2003.

        The Company’s principal operating subsidiary, Protective Life Insurance Company (Protective Life) has registered a program with the Securities and Exchange Commission in which up to $3 billion of secured medium-term notes may be issued to the institutional market and InterNotes® may be issued to the retail market on a delayed (or shelf) basis. Each series of notes will be issued by a separate trust and will be secured by one or more funding agreements issued by Protective Life. Notes issued under the program will be accounted for in a manner consistent with the Company’s other stable value products (i.e., included in “stable value product account balances” in the Company’s balance sheet). The Company issued $450 million of notes under this program in the fourth quarter of 2003 to institutional investors.

ASSET PROTECTION

        The Asset Protection segment’s core lines of business are vehicle and marine service contracts and credit insurance. The results of the Asset Protection segment have been significantly affected by general economic conditions. The segment’s claims and corresponding loss ratios have increased in the current economic environment. In addition, the segment has been exiting certain ancillary lines of business, which are not core to either the service contract or credit insurance businesses.

        In 2002, as a result of the negative trends the Asset Protection segment was experiencing, the Company performed claims experience studies and other analyses and determined that it should increase its estimates of policy liabilities and accruals and write off certain deferred policy acquisition costs and receivables which resulted in a pretax charge of $25.6 million.

        The Asset Protection segment had a pretax operating loss of $14.8 million in 2002, $51.1 million lower than the pretax operating income of $36.3 million in 2001. The decrease included the $25.6 million charge discussed above. The segment also experienced lower service contract administration fees of $2.8 million and lower earned credit premiums that reduced income $5.8 million. Higher loss ratios in the vehicle service contract line lowered earnings $2.8 million. Also, higher loss ratios in the segment’s ancillary lines led to higher losses of $5.2 million in 2002. Included in the segment’s pretax loss for 2002 was $2.7 million of income related to the sale of the inactive charter of a small subsidiary compared to $2.0 million for a charter sale in 2001. In addition, 2001 operating income included a change in estimate of $6.7 million related to reserves in certain credit lines. All other items decreased 2002 operating income by $3.0 million.

        The segment had pretax operating income of $20.2 million in 2003. Pretax operating income for the segment’s core lines of business was $17.0 million in 2003 as compared to $18.4 million in 2002. Lower credit insurance results in 2003, caused by reduced sales, were partially offset by improved results on service contract lines in 2003. The vehicle service contract line of business improved to contribute pretax operating income of $3.7 million in 2003, as compared to a pretax operating loss of $2.8 million in 2002, due to improving loss ratios caused by the affect of increasing prices in 2000 through 2003. The marine service contract line’s pretax operating income improved to $6.0 million in 2003, $1.2 million better than in 2002. Other continuing lines of business contributed $7.3 million of pretax operating income. Included in the pretax operating loss in 2003, was the sale of an inactive charter which contributed $6.9 million of income. All other items decreased operating income by $7.0 million in 2003.

CORPORATE AND OTHER

        The Corporate and Other segment primarily consists of net investment income and expenses not attributable to other segments (including net investment income on unallocated capital and interest expense on substantially all debt). This segment also includes earnings from several small non-strategic lines of business (primarily cancer insurance, residual value insurance, surety insurance, and group annuities), various investment-related transactions, and the operations of several small subsidiaries.

        The auto residual value line of business in this segment has been significantly affected by trends in used vehicle prices. In 2002, as a result of the negative trends, the Company took a pretax charge of $5.3 million in the auto residual value line of business. In 2003, the negative trends in used vehicle prices continued to negatively affect the segment, and the Company took a pretax charge of $28.4 million. Examples of the negative trends affecting the segment are lower used vehicle prices resulting from new vehicle sales incentives and an increase in residual value claims on automobiles. Claims experience studies are necessarily complex and involve analyzing and interpreting large quantities of data to deduce whether the trends appear to be temporary and likely to reverse, or not. Any adverse development in the trends of used vehicle prices or in service contract claims could have a material adverse effect on the Company.

        In 2002, the segment had a pretax operating loss of $2.9 million, $10.3 million less than the $13.2 million loss in 2001. The change primarily relates to a $12.8 million increase in net settlements on derivatives relating to corporate debt and investments in 2002 as compared to 2001, a $10.9 million increase in investment income allocated to the segment, and $0.6 million lower corporate expenses. These increases were partially offset by the $5.3 million charge mentioned above, a $1.7 million decrease in results from the surety line of business, a $1.3 million increase in interest expense, a $2.2 million charge for the early extinguishment of debt, and $4.3 million less income from the cancer line of business. Results for the auto residual value line of business in 2002, including the charge, were $4.5 million less than in 2001.

        In 2003, the segment had a pretax operating loss of $32.0 million, $29.1 million higher than the 2002 loss. The decline in the segment was primarily a result of the charge in the auto residual line of business mentioned above. Including the charges, results from the auto residual value line decreased $23.2 million from 2002. Other decreases in pretax operating income included a $3.0 million increase in interest expense, a $2.0 million decrease in net settlements on derivatives relating to corporate debt and investments, an increase of $3.9 million in expenses related to employee incentive plans and other corporate expenses, a $1.2 million decline in results from the surety line of business, and a $1.6 million charge related to the early extinguishment of debt. These decreases were partially offset by a $5.8 million increase in investment income in the segment.

INCOME TAX EXPENSE

        The following table sets forth the effective income tax rates relating to continuing operations for the periods shown:

      Year Ended           Effective Income
      December31              Tax Rates
--------------------------------------------
        2001                    32.7%
        2002                    33.1
        2003                    33.3
--------------------------------------------

        Management’s current estimate of the effective income tax rate for 2004 is approximately 34.0%. The expected increase is primarily due to the expiration of certain tax credits.

DISCONTINUED OPERATIONS

        On December 31, 2001, the Company completed the sale to Fortis, Inc. of substantially all of its Dental Benefits Division (Dental Division) and discontinued certain other remaining Dental Division related operations, primarily other health insurance lines. In 2001, the loss from discontinued operations was $10.0 million (primarily due to the non-performance of reinsurers) and the loss from sale of discontinued operations was $20.5 million, both net of income tax.

CHANGE IN ACCOUNTING PRINCIPLE

        On January 1, 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The adoption of SFAS No. 133 resulted in a cumulative $7.6 million charge to net income, net of $4.1 million income tax, or $0.11 per share on both a basic and diluted basis.

NET INCOME

        The following table sets forth net income from continuing operations before cumulative effect of change in accounting principle and related per share information for the periods shown:

     Year Ended                              Per Share         Percentage
     December 31              Amount          Diluted     Increase/ (Decrease)
------------------------------------------------------------------------------
                          (in thousands)
        2001                 $141,058          $2.01             (3.4)%
        2002                  177,355           2.52             25.4
        2003                  217,050           3.07             21.8
------------------------------------------------------------------------------

        Net income from continuing operations before cumulative effect of change in accounting principle per share – diluted in 2002 of $2.52 reflects improved operating earnings in the Life Marketing, Acquisitions, Stable Value Products and Corporate and Other segments and higher realized investment gains, which were partially offset by lower operating earnings in the Annuities and Asset Protection segments. Net income from continuing operations before cumulative effect of change in accounting principle per share – diluted in 2003 of $3.07 reflects improved operating earnings in the Life Marketing, Acquisitions, and Asset Protection segments and higher realized investment gains, which were partially offset by lower operating earnings in the Stable Value Products, Annuities, and Corporate and Other segments.

KNOWN TRENDS AND UNCERTAINTIES

        The operating results of companies in the insurance industry have historically been subject to significant fluctuations. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the known trends and uncertainties which are discussed more fully below.

The Company is exposed to the risks of natural disasters, malicious and terrorist acts that could adversely affect the Company’s operations.

        While the Company has obtained insurance, implemented risk management and contingency plans, and taken preventive measures and other precautions, no predictions of specific scenarios can be made nor can assurance be given that there are not scenarios that could have an adverse effect on the Company. A natural disaster or an outbreak of an easily communicable disease could adversely affect the mortality or morbidity experience of the Company or its reinsurers.

The Company operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry.

        Life and health insurance is a mature industry. In recent years, the industry has experienced little growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Life and health insurance is a highly competitive industry. The Company encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than the Company, as well as competition from other providers of financial services. Competition could result in, among other things, lower sales or higher lapses of existing products.

        The insurance industry is consolidating, with larger, potentially more efficient organizations emerging from consolidation. Participants in certain of the Company’s independent distribution channels are also consolidating into larger organizations. Some mutual insurance companies are converting to stock ownership, which will give them greater access to capital markets. Additionally, commercial banks, insurance companies, and investment banks may now combine, provided certain requirements are satisfied. The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of the Company’s products by substantially increasing the number and financial strength of potential competitors.

        The Company’s ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong ratings from rating agencies.

A ratings downgrade could adversely affect the Company’s ability to compete.

        Rating organizations periodically review the financial performance and condition of insurers, including the Company’s subsidiaries. In recent years, downgrades of insurance companies have occurred with increasing frequency. A downgrade in the rating of the Company’s subsidiaries could adversely affect the Company’s ability to sell its products, retain existing business, and compete for attractive acquisition opportunities. Specifically, a ratings downgrade would materially harm the Company’s ability to sell certain products, including guaranteed investment products and funding agreements.

        Rating organizations assign ratings based upon several factors. While most of the factors relate to the rated company, some of the factors relate to the views of the rating organization, general economic conditions and circumstances outside the rated company’s control. In addition, rating organizations use various models and formulas to assess the strength of a rated company, and from time to time rating organizations have, in their discretion, altered the models. Changes to the models could impact the rating organizations’ judgment of the rating to be assigned to the rated company. The Company cannot predict what actions the rating organizations may take, or what actions the Company may be required to take in response to the actions of the rating organizations, which could adversely affect the Company.

The Company’s policy claims fluctuate from period to period, and actual results could differ from its expectations.

        The Company’s results may fluctuate from period to period due to fluctuations in policy claims received by the Company. Certain of the Company’s businesses may experience higher claims if the economy is growing slowly or in recession, or equity markets decline.

        Mortality, morbidity, and casualty expectations incorporate assumptions about many factors, including for example, how a product is distributed, persistency and lapses, and future progress in the fields of health and medicine. Actual mortality, morbidity, and casualty claims could differ from expectations if actual results differ from those assumptions.

The Company’s results may be negatively affected should actual experience differ from management’s assumptions and estimates.

        In the conduct of business, the Company makes certain assumptions regarding the mortality, persistency, expenses and interest rates, or other factors appropriate to the type of business it expects to experience in future periods. These assumptions are also used to estimate the amounts of deferred policy acquisition costs, policy liabilities and accruals, future earnings, and various components of the Company’s balance sheet. The Company’s actual experience, as well as changes in estimates, are used to prepare the Company’s statements of income.

        The calculations the Company uses to estimate various components of its balance sheet and statements of income are necessarily complex and involve analyzing and interpreting large quantities of data. The Company currently employs various techniques for such calculations and it from time to time will develop and implement more sophisticated administrative systems and procedures capable of facilitating the calculation of more precise estimates.

        Assumptions and estimates involve judgment, and by their nature are imprecise and subject to changes and revision over time. Accordingly, the Company’s results may be affected, positively or negatively, from time to time, by actual results differing from assumptions, by changes in estimates, and by changes resulting from implementing more sophisticated administrative systems and procedures that facilitate the calculation of more precise estimates.

The use of reinsurance introduces variability in the Company’s statements of income.

        The timing of premium payments to, and receipt of expense allowances from, reinsurers may differ from the Company’s receipt of customer premium payments and incurrence of expenses. These timing differences introduce variability in certain components of the Company’s statements of income, and may also introduce variability in the Company’s quarterly results.

The Company could be forced to sell investments at a loss to cover policyholder withdrawals.

        Many of the products offered by the Company and its insurance subsidiaries allow policyholders and contract holders to withdraw their funds under defined circumstances. The Company and its insurance subsidiaries manage their liabilities and configure their investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. While the Company and its life insurance subsidiaries own a significant amount of liquid assets, a certain portion of their assets are relatively illiquid. If the Company or its subsidiaries experience unanticipated withdrawal or surrender activity, the Company or its subsidiaries could exhaust their liquid assets and be forced to liquidate other assets, perhaps on unfavorable terms. If the Company or its subsidiaries are forced to dispose of assets on unfavorable terms, it could have an adverse effect on the Company’s financial condition.

Interest-rate fluctuations could negatively affect the Company’s spread income or otherwise impact its business.

        Significant changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited interest rates paid on outstanding policies and contracts. Both rising and declining interest rates can negatively affect the Company’s spread income. While the Company develops and maintains asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that changes in interest rates will not affect such spreads.

        From time to time, the Company has participated in securities repurchase transactions that have contributed to the Company’s investment income. Such transactions involve some degree of risk that the counterparty may fail to perform its obligations to pay amounts owed and the collateral has insufficient value to satisfy the obligation. No assurance can be given that such transactions will continue to be entered into and contribute to the Company’s investment income in the future.

        Changes in interest rates may also impact its business in other ways. Lower interest rates may result in lower sales of certain of the Company’s insurance and investment products. In addition, certain of the Company’s insurance and investment products guarantee a minimum credited interest rate, and the Company could become unable to earn its spread income should interest rates decrease significantly.

        Higher interest rates may create a less favorable environment for the origination of mortgage loans and decrease the investment income the Company receives in the form of prepayment fees, make-whole payments, and mortgage participation income. Higher interest rates may also increase the cost of debt and other obligations having floating rate or rate reset provisions and may result in lower sales of variable products.

        Additionally, the Company’s asset/liability management programs and procedures incorporate assumptions about the relationship between short-term and long-term interest rates (i.e., the slope of the yield curve) and relationships between risk-adjusted and risk-free interest rates, market liquidity, and other factors. The effectiveness of the Company’s asset/liability management programs and procedures may be negatively affected whenever actual results differ from these assumptions.

        In general terms, the Company’s results are improved when the yield curve is positively sloped (i.e., when long-term interest rates are higher than short-term interest rates), and will be adversely affected by a flat or negatively sloped curve.

Equity market volatility could negatively impact the Company’s business.

        The amount of policy fees received from variable products is affected by the performance of the equity markets, increasing or decreasing as markets rise or fall. Equity market volatility can also affect the profitability of variable products in other ways.

        The amortization of deferred policy acquisition costs relating to variable products and the estimated cost of providing guaranteed minimum death benefits incorporate various assumptions about the overall performance of equity markets over certain time periods. The rate of amortization of deferred policy acquisition costs and the estimated cost of providing guaranteed minimum death benefits could increase if equity market performance is worse than assumed.

A deficiency in the Company’s systems could result in over or underpayments of amounts owed to or by the Company and/or errors in the Company’s critical assumptions or reported financial results.

        The business of insurance necessarily involves the collection and dissemination of large amounts of data using systems operated by the Company. Examples of data collected and analyzed include policy information, policy rates, expenses, mortality and morbidity experience. To the extent that data input errors, systems errors, or systems failures are not identified and corrected by the Company’s internal controls, the information generated by the systems and used by the Company and/or supplied to business partners, policyholders, and others may be incorrect and may result in an overpayment or underpayment of amounts owed to or by the Company and/or the Company using incorrect assumptions in its business decisions or financial reporting.

        In the third quarter of 2002, the Company discovered that the rates payable on certain life insurance policies were incorrectly entered into its reinsurance administrative system in 1991. As a result, the Company overpaid to several reinsurance companies the reinsurance premiums related to such policies of approximately $94.5 million over a period of 10 years beginning in 1992. The Company has received payment from substantially all of the affected reinsurance companies.

Insurance companies are highly regulated and subject to numerous legal restrictions and regulations.

        The Company and its subsidiaries are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power dealing with many aspects of the Company’s business, which may include premium rates, marketing practices, advertising, privacy, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders and other customers rather than share owners. At any given time, a number of financial and/or market conduct examinations of the Company’s subsidiaries is ongoing. The Company is required to obtain state regulatory approval for rate increases for certain health insurance products, and the Company’s profits may be adversely affected if the requested rate increases are not approved in full by regulators in a timely fashion. From time to time, regulators raise issues during examinations or audits of the Company’s subsidiaries that could, if determined adversely, have a material impact on the Company. The Company cannot predict whether or when regulatory actions may be taken that could adversely affect the Company or its operations. In addition, the interpretations of regulations by regulators may change and statutes may be enacted with retroactive impact, particularly in areas such as health insurance.

        The Company and its insurance subsidiaries may be subject to regulation by the United States Department of Labor when providing a variety of products and services to employee benefit plans governed by the Employee Retirement Income Security Act (ERISA). Severe penalties are imposed for breach of duties under ERISA.

        Certain policies, contracts, and annuities offered by the Company and its subsidiaries are subject to regulation under the federal securities laws administered by the Securities and Exchange Commission. The federal securities laws contain regulatory restrictions and criminal, administrative, and private remedial provisions.

        Other types of regulation that could affect the Company and its subsidiaries include insurance company investment laws and regulations, state statutory accounting practices, state anti-trust laws, minimum solvency requirements, state securities laws, federal privacy laws, federal money laundering and anti-terrorism laws, and because the Company owns and operates real property state, federal, and local environmental laws. The Company cannot predict what form any future changes in these or other areas of regulation affecting the insurance industry might take or what effect, if any, such proposals might have on the Company if enacted into law.

Changes to tax law or interpretations of existing tax law could adversely affect the Company and its ability to compete with non-insurance products or reduce the demand for certain insurance products.

        Under the Internal Revenue Code of 1986, as amended (the “Code”), income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of the Company’s products a competitive advantage over other non-insurance products. To the extent that the Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including the Company and its subsidiaries, would be adversely affected with respect to their ability to sell such products, and, depending upon grandfathering provisions, would be affected by the surrenders of existing annuity contracts and life insurance policies. For example, changes in laws or regulations could restrict or eliminate the advantages of certain corporate or bank-owned life insurance products. Recent changes in tax law, which have reduced the federal income tax rates on corporate dividends in certain circumstances, could make the tax advantages of investing in certain life insurance or annuity products less attractive. Additionally, changes in tax law based on proposals to establish new tax advantaged retirement and life savings plans, if enacted, could reduce the tax advantage of investing in certain life insurance or annuity products. In addition, life insurance products are often used to fund estate tax obligations. Legislation has been enacted that would, over time, reduce and eventually eliminate the estate tax. If the estate tax is significantly reduced or eliminated, the demand for certain life insurance products could be adversely affected. Additionally, the Company is subject to the federal corporation income tax. The Company cannot predict what changes to tax law or interpretations of existing tax law could adversely affect the Company.

Financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments.

        A number of civil jury verdicts have been returned against insurers, broker-dealers, and other providers of financial services involving sales practices, alleged agent misconduct, failure to properly supervise representatives, relationships with agents or other persons with whom the insurer does business, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive non-economic compensatory damages. In some states, juries, judges, and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration. Arbitration awards are subject to very limited appellate review. In addition, in some class action and other lawsuits, companies have made material settlement payments.

        Group health coverage issued through associations has received some negative coverage in the media as well as increased regulatory consideration and review. The Company has a small closed block of group health insurance coverage that was issued to members of an association; a lawsuit is currently pending against the Company in connection with this business.

        The Company, like other financial services companies, in the ordinary course of business is involved in such litigation and arbitration. Although the Company cannot predict the outcome of any such litigation or arbitration, the Company does not believe that any such outcome will have a material impact on the financial condition or results of operations of the Company.

The Company’s ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business.

        The Company’s ability to maintain low unit costs is dependent upon the level of new sales and persistency (continuation or renewal) of existing business. A decrease in sales or persistency without a corresponding reduction in expenses may result in higher unit costs.

        Additionally, a decrease in persistency may result in higher or more rapid amortization of deferred policy acquisition costs and thus higher unit costs, and lower reported earnings. Although many of the Company’s products contain surrender charges, the charges decrease over time and may not be sufficient to cover the unamortized deferred policy acquisition costs with respect to the insurance policy or annuity contract being surrendered. Some of the Company’s products do not contain surrender charge features and such products can be surrendered or exchanged without penalty. A decrease in persistency may also result in higher claims.

The Company’s investments are subject to market and credit risks.

        The Company’s invested assets and derivative financial instruments are subject to customary risks of credit defaults and changes in market values. The value of the Company’s commercial mortgage loan portfolio depends in part on the financial condition of the tenants occupying the properties which the Company has financed. Factors that may affect the overall default rate on, and market value of, the Company’s invested assets, derivative financial instruments, and mortgage loans include interest rate levels, financial market performance, and general economic conditions as well as particular circumstances affecting the businesses of individual borrowers and tenants.

The Company may not realize its anticipated financial results from its acquisitions strategy.

        The Company’s acquisitions have increased its earnings in part by allowing the Company to enter new markets and to position itself to realize certain operating efficiencies. There can be no assurance, however, that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, or capital to fund acquisitions will continue to be available to the Company, or that the Company will realize the anticipated financial results from its acquisitions.

        Additionally, in connection with its acquisitions, the Company assumes or otherwise becomes responsible for the obligations of policies and other liabilities of other insurers. Any regulatory, legal, financial, or other adverse development affecting the other insurer could also have an adverse effect on the Company.

The Company is dependent on the performance of others.

        The Company’s results may be affected by the performance of others because the Company has entered into various arrangements involving other parties. For example, most of the Company’s products are sold through independent distribution channels, and variable annuity deposits are invested in funds managed by third parties. Additionally, the Company’s operations are dependent on various technologies, some of which are provided and/or maintained by other parties.

        Certain of these other parties may act on behalf of the Company or represent the Company in various capacities. Consequently, the Company may be held responsible for obligations that arise from the acts or omissions of these other parties.

        As with all financial services companies, its ability to conduct business is dependent upon consumer confidence in the industry and its products. Actions of competitors and financial difficulties of other companies in the industry could undermine consumer confidence and adversely affect retention of existing business and future sales of the Company’s insurance and investment products.

The Company’s reinsurers could fail to meet assumed obligations, increase rates or be subject to adverse developments that could affect the Company.

        The Company and its insurance subsidiaries cede material amounts of insurance and transfer related assets to other insurance companies through reinsurance. The Company may enter into third-party reinsurance arrangements under which the Company will rely on the third party to collect premiums, pay claims, and/or perform customer service functions. However, notwithstanding the transfer of related assets or other issues, the Company remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it.

        The Company’s ability to compete is dependent on the availability of reinsurance. Premium rates charged by the Company are based, in part, on the assumption that reinsurance will be available at a certain cost. Under certain reinsurance agreements, the reinsurer may increase the rate it charges the Company for the reinsurance, though the Company does not anticipate increases to occur with respect to existing reinsurance contracts. Therefore, if the cost of reinsurance were to increase or if reinsurance were to become unavailable, or if a reinsurer should fail to meet its obligations, the Company could be adversely affected.

        Recently, certain commentators on the insurance industry have speculated that reinsurance might become more costly or less available in the future, which could have a negative effect on the Company’s ability to compete. In recent years, the number of life reinsurers has decreased as the reinsurance industry has consolidated. The decreased number of participants in the life reinsurance market results in increased concentration risk for insurers, including the Company. In addition, some reinsurers have indicated an unwillingness to continue to reinsure new sales of long-term guarantee products. If the reinsurance markets for these products further contracts, the Company’s ability to continue to offer such products would be adversely impacted.

Computer viruses or network security breaches could affect the data processing systems of the Company or its business partners.

        A computer virus could affect the data processing systems of the Company or its business partners, destroying valuable data or making it difficult to conduct business. In addition, despite our implementation of network security measures, our servers could be subject to physical and electronic break-ins, and similar disruptions from unauthorized tampering with our computer systems.

The Company’s ability to grow depends in large part upon the continued availability of capital.

        The Company has recently deployed significant amounts of capital to support its sales and acquisitions efforts. Capital has also been consumed as the Company increased its reserves on the residual value product. Although positive performance in the equity markets has recently allowed the Company to decrease its GMDB related policy liabilities and accruals, deterioration in these markets could lead to further capital consumption. Although the Company believes it has sufficient capital to fund its immediate growth and capital needs, the amount of capital available can vary significantly from period to period due to a variety of circumstances, some of which are neither predictable nor foreseeable, nor within the Company’s control. A lack of sufficient capital could impair the Company’s ability to grow.

New accounting rules or changes to existing accounting rules could negatively impact the Company’s reported financial results.

        Like all publicly traded companies, the Company is required to comply with accounting principles generally accepted in the United States of America (GAAP). A number of organizations are instrumental in the development of GAAP such as the Securities and Exchange Commission (SEC), the Financial Accounting Standards Board (FASB), and the American Institute of Certified Public Accountants (AICPA). GAAP is subject to constant review by these organizations and others in an effort to address emerging issues and otherwise improve financial reporting. In this regard, these organizations adopt new accounting rules and issue interpretive accounting guidance on a continual basis. The Company can give no assurance that future changes to GAAP will not have a negative impact on the Company’s reported financial results.

RECENTLY ISSUED ACCOUNTING STANDARDS

        On January 1, 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS No. 133, as amended by SFAS Nos. 137, 138, and 149, requires the Company to record all derivative financial instruments, at fair value on the balance sheet. Changes in fair value of a derivative instrument are reported in net income or other comprehensive income, depending on the designated use of the derivative instrument. The adoption of SFAS No. 133 resulted in a cumulative charge to net income, net of income tax, of $7.6 million ($0.11 per share on both a basic and diluted basis) and a cumulative after-tax increase to other comprehensive income of $4.0 million on January 1, 2001. The charge to net income and increase to other comprehensive income primarily resulted from the recognition of derivative instruments embedded in the Company’s corporate bond portfolio. In addition, the charge to net income includes the recognition of the ineffectiveness on existing hedging relationships including the difference in spot and forward exchange rates related to foreign currency swaps used as an economic hedge of foreign-currency-denominated stable value contracts. The adoption of SFAS No. 133 has introduced volatility into the Company’s reported net income and other comprehensive income depending on market conditions and the Company’s hedging activities.

        The Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. SFAS No. 142 revises the standards for accounting for acquired goodwill and other intangible assets. The Company performed an impairment test and determined that its goodwill was not impaired at October 31, 2003 and 2002. The following table illustrates adjusted income from continuing operations before cumulative effect of change in accounting principle as if this pronouncement was adopted as of January 1, 2001:

                                                                                     Year Ended December 31
                                                                           -------------------------------------------
                                                                                2003           2002          2001
----------------------------------------------------------------------------------------------------------------------
                                                                                         (in thousands)
Adjusted net income:
    Income from continuing operations before
      cumulative effect of change in accounting principle                     $217,050         $177,355     $141,058
    Add back amortization of goodwill, net of income tax                                                       2,311
----------------------------------------------------------------------------------------------------------------------
    Adjusted income from continuing operations before
      cumulative effect of change in accounting principles                     217,050          177,355      143,369
    Loss from discontinued operations,
      net of income tax                                                                                       (9,977)
    Loss from sale of discontinued operations,
      net of income tax                                                                                      (20,545)
----------------------------------------------------------------------------------------------------------------------
    Adjusted net income before cumulative effect
      of change in accounting principle                                        217,050          177,355      112,847
    Cumulative effect of change in accounting principle,
      net of income tax                                                                                       (7,593)
----------------------------------------------------------------------------------------------------------------------
Adjusted net income                                                           $217,050         $177,355     $105,254
----------------------------------------------------------------------------------------------------------------------

        On January 1, 2003, the Company adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002.” SFAS No. 145 rescinds SFAS No. 4, which required companies to treat the extinguishment of debt as an extraordinary item. SFAS No. 145 requires companies to apply APB Opinion No. 30 when determining the accounting for the extinguishment of debt. The statement also rescinds and amends other statements to make various technical corrections and clarifications. SFAS No. 145 requires the Company to restate previously issued financial statements to reclassify losses related to the early extinguishment of debt from extraordinary losses to operating expenses. The Company’s 2002 financial statements have been restated, in accordance with SFAS No. 145, to reclassify the $2.2 million charge, which resulted from the redemption of subordinate debentures.

        In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 46, “Consolidation of Variable Interest Entities,” which was revised in December 2003. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. The effective date of FIN 46 is March 31, 2004, for the Company. However, FIN 46 shall be applied to entities that are considered special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003 (December 31, 2003, for the Company). As such, the Company consolidated, as of December 31, 2003, a special-purpose entity whose investments are managed by the Company. The special-purpose entity was consolidated based on the determination that the Company was its primary beneficiary. The consolidation resulted in the Company’s reported assets and liabilities increasing by $430.6 million with an immaterial impact on the results of operations. The increase in assets was the result of the entity’s $430.6 million investment portfolio, while the increase in liabilities was due to $400.0 million of notes payable (reported in “liabilities related to variable interest entities”), $15.0 million of derivative liabilities (reported in “other liabilities”), and $15.6 million of minority interest (reported in “other liabilities”). Additionally, the Company deconsolidated, as of December 31, 2003, the special-purpose entities PLC Capital Trust III and PLC Capital Trust IV after determining the Company was not the primary beneficiary of these special-purpose entities. The deconsolidation resulted in a $6.6 million increase to “investments” and “subordinate debt securities”. The Company is currently evaluating the impact of FIN 46 on entities not considered to be special-purpose entities, which would be required to be consolidated as of March 31, 2004. Although the Company does not expect the implementation of the provisions of FIN 46, on March 31, 2004, to have a material impact on its results of operations, had the provisions been effective at December 31, 2003, the Company’s reported assets and liabilities would have increased by approximately $109 million.

        On October 1, 2003, the Company adopted the Derivatives Implementation Group Issue No. B36, “Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposures That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor under Those Instruments” (DIG B36). DIG B36 requires the bifurcation of embedded derivatives within certain modified coinsurance and funds withheld coinsurance arrangements that expose the creditor to credit risk of a company other than the debtor, even if the debtor owns as investment assets the third-party securities to which the creditor is exposed. The adoption did not have a material impact on the Company’s financial condition or results of operations.

        In July 2003, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-1, “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts.” SOP 03-1 is effective for fiscal years beginning after December 15, 2003. SOP 03-1 provides guidance related to the reporting and disclosure of certain insurance contracts and separate accounts, including the calculation of guaranteed minimum death benefits (GMDB). SOP 03-1 also addresses the capitalization and amortization of sales inducements to contract holders. Had the provision been effective at December 31, 2003, the Company would have reported a GMDB accrual $0.3 million higher than currently reported. Although the original intent of SOP 03-1 was to address the accounting for contract provisions not addressed by SFAS No. 97, such as guaranteed minimum death benefits within a variable annuity contract, it appears that SOP 03-1 contains language that may impact the accounting for universal life products in a material way. The life insurance industry and some insurance companies have filed letters with the American Institute of Certified Public Accountants seeking clarification, guidance, delay and/or revision to more appropriately reflect the underlying economic issues of universal life insurance products. The Company is currently evaluating the impact of SOP 03-1 on the accounting for its universal life products.

        On December 31, 2003, the Company adopted SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” as revised by the FASB in December 2003. The FASB revised disclosure requirements for pension plans and other postretirement benefit plans to require more information. The revision of SFAS No. 132 did not have a material effect on the Company’s financial position or results of operations.

        On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Medicare Act). The Medicare Act introduces a prescription drug benefit for Medicare-eligible retirees in 2006, as well as a federal subsidy to plan sponsors that provide prescription drug benefits. In accordance with FASB Staff Position No. 106-1, the Company has elected to defer recognizing the effects of the Medicare Act for its postretirement plans under FASB Statement No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pension,” until authoritative guidance on accounting for the federal subsidy is issued. The Company anticipates that the Medicare Act will not have a material impact on the financial results of the Company; therefore the costs reported in Note 11 to the Consolidated Financial Statements do not reflect these changes. The final accounting guidance could require changes to previously reported information.

LIQUIDITY AND CAPITAL RESOURCES

        The Company’s operations usually produce a positive cash flow. This cash flow is used to fund an investment portfolio to finance future benefit payments. Since future benefit payments largely represent medium- and long-term obligations reserved using certain assumed interest rates, the Company’s investments are predominantly in medium- and long-term, fixed-rate investments such as bonds and mortgage loans.

INVESTMENTS

Portfolio Description

        The Company’s investment portfolio consists primarily of fixed maturity securities (bonds and redeemable preferred stocks) and commercial mortgage loans. The Company generally purchases its investments with the intent to hold to maturity by purchasing investments that match future cash flow needs. However, the Company may sell any of its investments to maintain proper matching of assets and liabilities. Accordingly, the Company has classified $12.9 billion of its fixed maturities and certain other securities as “available for sale.”

        As of December 31, 2003, the Company consolidated a special-purpose entity, in accordance with FIN 46, whose investments are managed by the Company. These investments with a market value of $425.0 million at December 31, 2003 have been classified as “trading” securities by the Company. No realized or unrealized gains (losses) were recognized in 2003 on the trading portion of the Company’s investments.

        The Company’s investments in debt and equity securities are reported at market value, and investments in mortgage loans are reported at amortized cost. At December 31, 2003, the Company’s fixed maturity investments (bonds and redeemable preferred stocks) had a market value of $13.4 billion, which is 4.8% above amortized cost of $12.7 billion. The Company had $2.7 billion in mortgage loans at December 31, 2003. While the Company’s mortgage loans do not have quoted market values, at December 31, 2003, the Company estimates the market value of its mortgage loans to be $3.0 billion (using discounted cash flows from the next call date), which is 8.2% above amortized cost. Most of the Company’s mortgage loans have significant prepayment fees. These assets are invested for terms approximately corresponding to anticipated future benefit payments. Thus, market fluctuations are not expected to adversely affect liquidity.

        At December 31, 2002, the Company’s fixed maturity investments had a market value of $11.7 billion, which was 3.9% above amortized cost of $11.2 billion. The Company estimated the market value of its mortgage loans to be $2.8 billion at December 31, 2002, which was 12.2% above amortized cost of $2.5 billion.

        The following table shows the carrying values of the Company’s invested assets.

                                                                           December 31
                                             -------------------------------------------------------------------------
                                                               2003                                 2002
----------------------------------------------------------------------------------------------------------------------
                                                                          (in thousands)
Publicly issued bonds                               $11,377,474         65.3%             $9,694,132         62.6%
Privately issued bonds                                1,975,273         11.3                1,968,106         12.7
Redeemable preferred stock                                3,164          0.0                    1,827          0.0
----------------------------------------------------------------------------------------------------------------------
Fixed maturities                                     13,355,911         76.6               11,664,065         75.3
Equity securities                                        46,731          0.3                   64,523          0.4
Mortgage loans                                        2,733,722         15.7                2,518,152         16.3
Investment real estate                                   18,126          0.1                   20,711          0.1
Policy loans                                            502,748          2.9                  543,161          3.5
Other long-term investments                             249,494          1.4                  222,490          1.5
Short-term investments                                  519,419          3.0                  448,399          2.9
----------------------------------------------------------------------------------------------------------------------
        Total investments                           $17,426,151        100.0%             $15,481,501        100.0%
----------------------------------------------------------------------------------------------------------------------

        Included in 2003 in the above table, are $420.1 million of fixed maturities and $4.8 million of short-term investments classified by the Company as trading securities.

        The following table sets forth the estimated market values of the Company’s fixed maturity investments and mortgage loans resulting from a hypothetical immediate 1 percentage point increase in interest rates from levels prevailing at December 31, and the percent change in market value the following estimated market values would represent.

                                                      Percent
             At December 31         Amount            Change
----------------------------------------------------------------
                                  (in millions)
2002
      Fixed maturities              $11,092.5         (4.9)%
      Mortgage loans                  2,690.5         (4.8)
2003
      Fixed maturities              $12,608.0         (5.6)%
      Mortgage loans                  2,816.1         (4.8)
----------------------------------------------------------------

        Estimated market values were derived from the durations of the Company’s fixed maturities and mortgage loans. Duration measures the relationship between changes in market value to changes in interest rates. While these estimated market values generally provide an indication of how sensitive the market values of the Company’s fixed maturities and mortgage loans are to changes in interest rates, they do not represent management’s view of future market changes, and actual market results may differ from these estimates.

        The Company participates in securities lending, primarily as an investment yield enhancement, whereby securities that are held as investments are loaned to third parties for short periods of time. The Company requires collateral of 102% of the market value of the loaned securities to be separately maintained. The loaned securities’ market value is monitored, on a daily basis, with additional collateral obtained as necessary. At December 31, 2003, securities with a market value of $324.5 million were loaned under these agreements. As collateral for the loaned securities, the Company receives short-term investments, which are recorded in “short-term investments” with a corresponding liability recorded in “other liabilities” to account for the Company’s obligation to return the collateral.

Risk Management and Impairment Review

        The Company monitors the overall credit quality of the Company’s portfolio within general guidelines. The following table shows the Company’s available for sale fixed maturities by credit rating at December 31, 2003.

                                                                                        Percent of
                 S&P or Equivalent Designation                     Market Value        Market Value
                --------------------------------------------------------------------------------------
                                                                 (in thousands)
                AAA                                               $ 4,717,638                36.5%
                AA                                                    775,458                 6.0
                A                                                   2,980,376                23.0
                BBB                                                 3,474,563                26.9
                --------------------------------------------------------------------------------------
                Investment grade                                   11,948,035                92.4
                --------------------------------------------------------------------------------------
                BB                                                    665,565                 5.2
                B                                                     300,974                 2.3
                CCC or lower                                           13,344                 0.1
                In or near default                                      4,697                 0.0
                --------------------------------------------------------------------------------------
                Below investment grade                                984,580                 7.6
                --------------------------------------------------------------------------------------
                Redeemable preferred stock                              3,164                 0.0
                --------------------------------------------------------------------------------------
                Total                                             $12,935,779               100.0%
                --------------------------------------------------------------------------------------

        Not included in the table above are $409.2 million of investment grade and $10.9 million of less than investment grade fixed maturities classified by the Company as trading securities.

        Limiting bond exposure to any creditor group is another way the Company manages credit risk. The following table summarizes the Company’s ten largest fixed maturity exposures to an individual creditor group as of December 31, 2003.

       Creditor                                                  Market Value
       --------------------------------------------------------------------------
                                                                (in millions)
       Berkshire Hathaway                                           $71.7
       Citigroup                                                     68.0
       Kinder Morgan Partners                                        67.4
       Duke Energy                                                   64.9
       Progress Energy                                               64.5
       Verizon                                                       64.1
       Cox Communications                                            63.5
       Wachovia                                                      62.5
       Public Service Enterprise Group                               61.7
       Constellation Energy Group                                    60.4
       --------------------------------------------------------------------------

        During 2003, the Company recorded pretax other than temporary impairments in its investments of $22.3 million. In 2002, the Company recorded pretax other than temporary impairments in its investments of $30.2 million.

        The Company’s management considers a number of factors when determining the impairment status of individual securities. These include the economic condition of various industry segments and geographic locations and other areas of identified risks. Although it is possible for the impairment of one investment to affect other investments, the Company engages in ongoing risk management to safeguard against and limit any further risk to its investment portfolio. Special attention is given to correlative risks within specific industries, related parties and business markets.

        Once management has determined that a particular investment has suffered an other-than-temporary impairment, the asset is written down to its estimated fair value. The Company generally considers a number of factors in determining whether the impairment is other than temporary. These include, but are not limited to: 1) actions taken by rating agencies, 2) default by the issuer, 3) the significance of the decline, 4) the intent and ability of the Company to hold the investment until recovery, 5) the time period during which the decline has occurred, 6) an economic analysis of the issuer’s industry, and 7) the financial strength, liquidity, and recoverability of the issuer. Management performs a security by security review each quarter in evaluating the need for any other-than-temporary impairments. Although no set formula is used in this process, the investment performance, collateral position and continued viability of the issuer are significant measures.

        The Company generally considers a number of factors relating to the issuer in determining the financial strength, liquidity, and recoverability of an issuer. These include but are not limited to: available collateral, tangible and intangible assets that might be available to repay debt, operating cash flows, financial ratios, access to capital markets, quality of management, market position, exposure to litigation or product warranties, and the effect of general economic conditions on the issuer.

        There are certain risks and uncertainties associated with determining whether declines in market values are other than temporary. These include significant changes in general economic conditions and business markets, trends in certain industry segments, interest rate fluctuations, rating agency actions, changes in significant accounting estimates and assumptions, commission of fraud and legislative actions. The Company continuously monitors these factors as they relate to the investment portfolio in determining the status of each investment. Provided below are additional facts concerning the potential effect upon the Company’s earnings should circumstances lead management to conclude that some of the current declines in market value are other than temporary.

        Market values for private, non-traded securities are determined as follows: 1) the Company obtains estimates from independent pricing services or 2) the Company estimates market value based upon a comparison to quoted issues of the same issuer or issues of other issuers with similar terms and risk characteristics. The market value of private, non-traded securities was $1,975.3 million at December 31, 2003, representing 11.3% of the Company’s total invested assets.

Unrealized Gains and Losses

        The majority of unrealized losses in the Company’s investment portfolio can be attributed to interest rate fluctuations have been deemed temporary. As indicated above, when the Company’s investment management deems an investment’s market value decline as other than temporary, it is written down to estimated market value. In all cases, management will continue to carefully review and monitor each security.

        The information presented below relates to investments at a certain point in time and is not necessarily indicative of the status of the portfolio at any time after December 31, 2003, the balance sheet date. Furthermore, since the timing of recognizing realized gains and losses is largely based on management’s decisions as to the timing and selection of investments to be sold, the tables and information provided below should be considered within the context of the overall unrealized gain (loss) position of the portfolio. At December 31, 2003, the Company had an overall net unrealized gain of $614.1 million.

        For traded and private fixed maturity and equity securities held by the Company that are in an unrealized loss position at December 31, 2003, the estimated market value, amortized cost, unrealized loss and total time period that the security has been in an unrealized loss position are presented in the table below.

                                Estimated     % Market       Amortized     % Amortized     Unrealized    % Unrealized
                              Market Value      Value          Cost            Cost            Loss           Loss
------------------------------------------------------------------------------------------------------------------------
                                                                 (in thousands)
‹= 90 days                      $953,867          44.9%      $964,963           43.6%      $(11,096)           13.4%
›90 days but ‹= 180 days         721,961          34.0        744,905           33.8        (22,944)           27.9
›180 days but ‹= 270 days        219,312          10.3        231,500           10.5        (12,188)           14.8
›270 days but ‹= 1 year           23,483           1.1         25,410            1.2         (1,927)            2.3
›1 year but ‹= 2 years            92,724           4.4         97,917            4.4         (5,193)            6.3
›2 years but ‹= 3 years           37,099           1.7         41,176            1.9         (4,077)            5.0
›3 years but ‹= 4 years            2,560           0.1          2,857            0.1           (297)            0.4
›4 years but ‹= 5 years           31,559           1.5         36,814            1.7         (5,255)            6.4
›5 years                          41,476           2.0         60,789            2.8        (19,313)           23.5
------------------------------------------------------------------------------------------------------------------------
Total                         $2,124,041         100.0%    $2,206,331          100.0%      $(82,290)          100.0%
------------------------------------------------------------------------------------------------------------------------

        At December 31, 2003, $24.5 million of securities in an unrealized loss position were securities issued in Company-sponsored commercial mortgage loan securitizations, including $19.2 million in an unrealized loss position greater than five years. The Company does not consider these unrealized positions to be other than temporary, because the underlying mortgage loans continue to perform consistently with the Company’s original expectations.

        The Company has no material concentrations of issuers or guarantors of fixed maturity securities. The industry segment composition of all securities in an unrealized loss position held by the Company at December 31, 2003, is presented in the following table.

                              Estimated        % Market     Amortized     % Amortized     Unrealized     % Unrealized
                            Market Value         Value         Cost           Cost            Loss            Loss
------------------------------------------------------------------------------------------------------------------------
                                                                  (in thousands)
Agency mortgages               $  125,623         5.9%      $  130,607          5.9%         $ (4,984)          6.1%
Banks                             176,174         8.3          178,656          8.1            (2,482)          3.0
Basic industrial                   33,760         1.6           35,542          1.6            (1,782)          2.2
Brokerage                          52,968         2.5           53,951          2.4              (983)          1.2
Capital goods                         511         0.0              517          0.0                (6)          0.0
Communications                    105,841         5.0          109,866          5.0            (4,025)          4.9
Consumer-cyclical                  45,533         2.1           46,259          2.1              (726)          0.9
Consumer-noncyclical               67,854         3.2           70,120          3.2            (2,266)          2.8
Electric                          397,666        18.7          412,023         18.7           (14,357)         17.4
Energy                            114,662         5.4          117,935          5.3            (3,273)          4.0
Insurance                          68,143         3.2           71,085          3.2            (2,942)          3.6
Municipal agencies                    488         0.0              489          0.0                (1)          0.0
Natural gas                       151,207         7.1          156,227          7.1            (5,020)          6.1
Non-agency mortgages              563,655        26.6          586,001         26.7           (22,346)         27.1
Other finance                      74,585         3.5           82,252          3.7            (7,667)          9.3
Other industrial                    7,343         0.3            7,395          0.3               (52)          0.1
Other utility                          21         0.0               44          0.0               (23)          0.0
Technology                         24,849         1.2           25,063          1.1              (214)          0.3
Transportation                     97,393         4.7          106,415          4.9            (9,022)         10.9
U.S. Government                    15,765         0.7           15,884          0.7              (119)          0.1
------------------------------------------------------------------------------------------------------------------------
Total                          $2,124,041       100.0%      $2,206,331        100.0%         $(82,290)        100.0%
------------------------------------------------------------------------------------------------------------------------

        The range of maturity dates for securities in an unrealized loss position at December 31, 2003 varies, with 11.5% maturing in less than 5 years, 23.2% maturing between 5 and 10 years, and 65.3% maturing after 10 years. The following table shows the credit rating of securities in an unrealized loss position at December 31, 2003.

     S&P or Equivalent         Estimated        % Market   Amortized       % Amortized   Unrealized      % Unrealized
        Designation           Market Value       Value        Cost             Cost         Loss             Loss
-----------------------------------------------------------------------------------------------------------------------
                                                                  (in thousands)
AAA/AA/A                       $1,417,473        66.7%      $1,449,428         65.7%       $(31,955)         38.9%
BBB                               458,807        21.6          476,849         21.6         (18,042)         21.9
-----------------------------------------------------------------------------------------------------------------------
Investment grade                1,876,280        88.3        1,926,277         87.3         (49,997)         60.8
-----------------------------------------------------------------------------------------------------------------------
BB                                131,833         6.2          142,421          6.5         (10,588)         12.9
B                                 101,665         4.8          108,791          4.9          (7,126)          8.6
CCC or lower                       13,143         0.6           27,491          1.2         (14,348)         17.4
In or near default                  1,120         0.1            1,351          0.1            (231)          0.3
-----------------------------------------------------------------------------------------------------------------------
Below investment grade            247,761        11.7          280,054         12.7         (32,293)         39.2
-----------------------------------------------------------------------------------------------------------------------
Total                          $2,124,041       100.0%      $2,206,331        100.0%       $(82,290)        100.0%
-----------------------------------------------------------------------------------------------------------------------

        At December 31, 2003, 88.3% of total securities in an unrealized loss position were rated as investment grade. Bonds rated less than investment grade were 5.7% of invested assets. The Company generally purchases its investments with the intent to hold to maturity. The Company does not consider these unrealized losses as other-than-temporary impairments.

        At December 31, 2003, securities in an unrealized loss position that were rated as below investment grade represented 11.7% of the total market value and 39.2% of the total unrealized loss. Unrealized losses related to below investment grade securities that had been in an unrealized loss position for more than twelve months were $28.9 million. Bonds in an unrealized loss position rated less than investment grade were 1.4% of invested assets. The Company does not expect these investments to adversely affect its liquidity or ability to maintain proper matching of assets and liabilities.

        The following table shows the estimated market value, amortized cost, unrealized loss and total time period that the security has been in an unrealized loss position for all below investment grade securities.

                                    Estimated    % Market    Amortized    % Amortized    Unrealized    % Unrealized
                                  Market Value     Value       Cost           Cost          Loss            Loss
--------------------------------------------------------------------------------------------------------------------
                                                                    (in thousands)
‹= 90 days                           $ 25,138       10.1%      $ 25,959        9.3%     $   (821)           2.5%
›90 days but ‹= 180 days               34,423       13.9         35,497       12.7        (1,074)           3.3
›180 days but ‹= 270 days              40,369       16.3         41,363       14.8          (994)           3.1
›270 days but ‹= 1 year                14,111        5.7         14,567        5.2          (456)           1.4
›1 year but ‹= 2 years                 34,399       13.9         38,085       13.6        (3,686)          11.4
›2 years but ‹= 3 years                29,901       12.1         32,746       11.7        (2,845)           8.8
›3 years but ‹= 4 years                 1,919        0.8          2,044        0.7          (125)           0.4
›4 years but ‹= 5 years                26,182       10.6         30,335       10.8        (4,153)          12.9
›5 years                               41,319       16.6         59,458       21.2       (18,139)          56.2
--------------------------------------------------------------------------------------------------------------------
Total                                $247,761      100.0%      $280,054      100.0%     $(32,293)         100.0%
--------------------------------------------------------------------------------------------------------------------

        At December 31, 2003, $21.1 million of below investment grade securities in an unrealized loss position were securities issued in Company-sponsored commercial mortgage loan securitizations, including $18.1 million in an unrealized loss position greater than five years. The Company does not consider these unrealized positions to be other than temporary, because the underlying mortgage loans continue to perform consistently with the Company’s original expectations.

Realized Losses

        Realized losses are comprised of both write-downs on other-than-temporary impairments and actual sales of investments.

        During the year ended December 31, 2003, the Company recorded pretax other-than-temporary impairments in its investments of $22.3 million as compared to $30.2 million in the year ended December 31, 2002.

        As discussed earlier, the Company’s management considers several factors when determining other than temporary impairments. Although the Company generally intends to hold securities until maturity, the Company may change its position as a result of a change in circumstances. Any such decision is consistent with the Company’s classification of all but a specific portion of its investment portfolio as available for sale. During the year ended December 31, 2003, the Company sold securities in an unrealized loss position with a market value of $524.8 million resulting in a realized loss of $6.3 million. For such securities, the proceeds, realized loss and total time period that the security had been in an unrealized loss position are presented in the table below.

                                 Proceeds        % Proceeds    Realized Loss  % Realized Loss
----------------------------------------------------------------------------------------------
                                                      (in thousands)
‹= 90 days                       $454,692            86.6%         $1,242          19.7%
›90 days but ‹= 180 days            7,747             1.5              15           0.2
›180 days but ‹= 270 days           3,000             0.6           1,952          31.0
›270 days but ‹= 1 year            35,503             6.8             457           7.2
›1 year                            23,808             4.5           2,648          41.9
----------------------------------------------------------------------------------------------
Total                            $524,750           100.0%         $6,314         100.0%
----------------------------------------------------------------------------------------------

Mortgage Loans

        The Company records mortgage loans net of an allowance for credit losses. This allowance is calculated through analysis of specific loans that are believed to be at a higher risk of becoming impaired in the near future. At December 31, 2003, the Company’s allowance for mortgage loan credit losses was $4.7 million.

        For several years the Company has offered a type of commercial mortgage loan under which the Company will permit a slightly higher loan-to-value ratio in exchange for a participating interest in the cash flows from the underlying real estate. As of December 31, 2003, approximately $382.7 million of the Company’s mortgage loans have this participation feature.

        At December 31, 2003, delinquent mortgage loans and foreclosed properties were 0.1% of invested assets. The Company does not expect these investments to adversely affect its liquidity or ability to maintain proper matching of assets and liabilities.

        In the ordinary course of its commercial mortgage lending operations, the Company will commit to provide a mortgage loan before the property to be mortgaged has been built or acquired. The mortgage loan commitment is a contractual obligation to fund a mortgage loan when called upon by the borrower. The commitment is not recognized in the Company’s financial statements until the commitment is actually funded. The mortgage loan commitment contains terms, including the rate of interest, which may be less than prevailing interest rates.

        At December 31, 2003, the Company had outstanding mortgage loan commitments of $578.5 million with an estimated fair value of $595.7 million (using discounted cash flows from the first call date). At December 31, 2002, the Company had outstanding commitments of $455.7 million with an estimated fair value of $494.1 million. The following table sets forth the estimated fair value of the Company’s mortgage loan commitments resulting from a hypothetical immediate 1 percentage point increase in interest rate levels prevailing at December 31, and the percent change in fair value the following estimated fair values would represent.

    At December 31            Amount         Percent Change
-------------------------------------------------------------
                           (in millions)
         2002                  $468.4             (5.2)%
         2003                   566.1             (5.0)
-------------------------------------------------------------

        The estimated fair values were derived from the durations of the Company’s outstanding mortgage loan commitments. While these estimated fair values generally provide an indication of how sensitive the fair value of the Company’s outstanding commitments are to changes in interest rates, they do not represent management’s view of future market changes, and actual market results may differ from these estimates.

LIABILITIES

        Many of the Company’s products contain surrender charges and other features that reward persistency and penalize the early withdrawal of funds. Certain stable value and annuity contracts have market-value adjustments that protect the Company against investment losses if interest rates are higher at the time of surrender than at the time of issue.

        At December 31, 2003, the Company had policy liabilities and accruals of $9.7 billion. The Company’s life insurance products have a weighted average minimum credited interest rate of approximately 4.6%.

        At December 31, 2003, the Company had $4.7 billion of stable value product account balances with an estimated fair value of $4.7 billion (using discounted cash flows), and $3.5 billion of annuity account balances with an estimated fair value of $3.5 billion (using surrender values).

        At December 31, 2002, the Company had $4.0 billion of stable value product account balances with an estimated fair value of $4.1 billion, and $3.7 billion of annuity account balances with an estimated fair value of $3.8 billion.

        The following table sets forth the estimated fair values of the Company’s stable value and annuity account balances resulting from a hypothetical immediate 1 percentage point decrease in interest rates from levels prevailing at December 31 and the percent change in fair value the following estimated fair values would represent.

                At December 31                       Amount       Percent Change
---------------------------------------------------------------------------------
                                                 (in millions)
                     2002
      Stable value product account balances           $4,198.4          1.8%
      Annuity account balances                         3,920.0          4.5
                     2003
      Stable value product account balances           $4,817.2          1.7%
      Annuity account balances                         3,642.0          4.8
---------------------------------------------------------------------------------

        Estimated fair values were derived from the durations of the Company’s stable value and annuity account balances. While these estimated fair values generally provide an indication of how sensitive the fair values of the Company’s stable value and annuity account balances are to changes in interest rates, they do not represent management’s view of future market changes, and actual market results may differ from these estimates.

        Approximately 10% of the Company’s liabilities relate to products (primarily whole life insurance), the profitability of which could be affected by changes in interest rates. The effect of such changes in any one year is not expected to be material.

DERIVATIVE FINANCIAL INSTRUMENTS

        The Company uses a risk management strategy that incorporates the use of derivative financial instruments, primarily to reduce its exposure to interest rate risk as well as currency exchange risk.

        Combinations of interest rate swap contracts, futures contracts, and option contracts are sometimes used to mitigate or eliminate certain financial and market risks, including those related to changes in interest rates for certain investments, primarily outstanding mortgage loan commitments and mortgage-backed securities. Interest rate swap contracts generally involve the exchange of fixed and variable rate interest payments between two parties, based on a common notional principal amount and maturity date. Interest rate futures generally involve exchange traded contracts to buy or sell treasury bonds and notes in the future at specified prices. Interest rate options allow the holder of the option to receive cash or purchase, sell or enter into a financial instrument at a specified price within a specified period of time. The Company used interest rate swap contracts, swaptions (options to enter into interest rate swap contracts), caps, and floors to modify the interest characteristics of certain investments, its Senior Notes, Medium-Term Notes, and subordinated debt securities. Swap contracts are also used to alter the effective durations of assets and liabilities. The Company uses foreign currency swaps to reduce its exposure to currency exchange risk on certain stable value contracts denominated in foreign currencies, primarily the European euro and the British pound.

        Derivative instruments expose the Company to credit and market risk. The Company minimizes its credit risk by entering into transactions with highly rated counterparties. The Company manages the market risk associated with interest rate and foreign exchange contracts by establishing and monitoring limits as to the types and degrees of risk that may be undertaken.

        The Company monitors its use of derivatives in connection with its overall asset/liability management programs and procedures. The Company’s asset/liability committee is responsible for implementing various strategies to mitigate or eliminate certain financial and market risks. These strategies are developed through the committee’s analysis of data from financial simulation models and other internal and industry sources and are then incorporated into the Company’s overall interest rate and currency exchange risk management strategies.

        In September 2000, the Company entered into a transaction to facilitate the Company’s possible entry into the institutional money management business involving a total return swap with respect to $400 million – of a portfolio of investments held by an unrelated special purpose entity – that are managed by the Company. The Company, in effect, has retained the investment risk with respect to the $400 million. As of December 31, 2003, this unrelated special-purpose entity was required to be consolidated due to the implementation of FIN 46. At December 31, 2003, this special-purpose entity held interest rate swaps in its portfolio and a related total return swap. The swaps are recorded on the Company’s balance sheet at fair value.

        At December 31, 2003, contracts with a notional amount of $3.6 billion were in a $152.4 million net gain position. At December 31, 2002, contracts with a notional amount of $7.1 billion were in a $89.9 million net gain position. The Company recognized $12.6 million and $28.3 million of realized investment gains related to derivative financial instruments in 2003 and 2002, respectively, while it recognized $1.1 million of realized investment losses related to derivative financial instruments in 2001.

        The following table sets forth the December 31 notional amount and fair value of the Company’s interest rate risk related derivative financial instruments, and the estimated fair value resulting from a hypothetical immediate plus and minus one percentage point change in interest rates from levels prevailing at December 31.

                                                               Fair Value Resulting From
                                                              an Immediate +/-1% Change in
                             Notional      Fair Value at             Interest Rates
                              Amount        December 31          +1%              -1%
-------------------------------------------------------------------------------------------
                                                  (in millions)
2002
Options
     Puts                   $4,000.0         $  1.2           $  2.5           $  0.0
Futures                        570.0          (11.9)             8.3            (30.9)
Fixed to floating
     Swaps                   1,550.5           44.2             12.1             77.8
     Swaptions                  25.0           (0.1)            (1.6)             0.3
Floating to fixed
     Swaps                     385.0          (19.0)           (13.5)           (24.6)
-------------------------------------------------------------------------------------------
                            $6,530.5         $ 14.4           $  7.8           $ 22.6
-------------------------------------------------------------------------------------------
2003
Options
     Puts                   $1,300.0         $  0.5           $  1.2           $  0.0
Fixed to floating
     Swaps                     593.7           30.2              5.9             54.4
Floating to fixed
     Swaps                     460.1          (31.9)           (24.7)           (38.0)
Floating to floating
     Swaps                     800.0            0.0              0.0              0.0
-------------------------------------------------------------------------------------------
                            $3,153.8         $ (1.2)         $ (17.6)          $ 16.4
-------------------------------------------------------------------------------------------

        The Company is also subject to foreign exchange risk arising from stable value contracts denominated in foreign currencies and related foreign currency swaps. At December 31, 2003, stable value contracts of $416.1 million had a foreign exchange loss of approximately $151.8 million and the related foreign currency swaps had a net unrealized gain of approximately $154.4 million. At December 31, 2002, stable value contracts of $539.2 million had a foreign exchange loss of approximately $86.5 million and the related foreign currency swaps had a net unrealized gain of approximately $78.4 million.

        The following table sets forth the notional amount and fair value of the funding agreements and related foreign currency swaps at December 31, and the estimated fair value resulting from a hypothetical 10% change in quoted foreign currency exchange rates from levels prevailing at December 31.

                                                                     Fair Value Resulting From
                                                                   an Immediate +/-10% Change in
                                                  Fair Value at   Foreign Currency Exchange Rates
                                Notional Amount     December 31          +10%              -10%
---------------------------------------------------------------------------------------------------
                                                          (in millions)
2002
Stable Value Contracts                $  539.2        $ (86.5)         $(149.1)          $(24.0)
Foreign Currency Swaps                   539.2           78.4            124.5             32.3
---------------------------------------------------------------------------------------------------
                                      $1,078.4        $  (8.1)         $ (24.6)          $  8.3
---------------------------------------------------------------------------------------------------
2003
Stable Value Contracts                $  416.1        $(151.8)         $(208.6)          $(95.0)
Foreign Currency Swaps                   416.1          154.4            180.6            128.2
---------------------------------------------------------------------------------------------------
                                      $  832.2        $   2.6          $ (28.0)          $ 33.2
---------------------------------------------------------------------------------------------------

        Estimated gains and losses were derived using pricing models specific to derivative financial instruments. While these estimated gains and losses generally provide an indication of how sensitive the Company’s derivative financial instruments are to changes in interest rates and foreign currency exchange rates, they do not represent management’s view of future market changes, and actual market results may differ from these estimates.

        The Company is exploring other uses of derivative financial instruments.

ASSET/LIABILITY MANAGEMENT

        The Company’s asset/liability management programs and procedures involve the monitoring of asset and liability durations for various product lines; cash flow testing under various interest rate scenarios; and the continuous rebalancing of assets and liabilities with respect to yield, risk, and cash flow characteristics. It is the Company’s policy to generally maintain asset and liability durations within one-half year of one another, although, from time to time, a broader interval may be allowed.

        The Company believes its asset/liability management programs and procedures and certain product features provide protection for the Company against the effects of changes in interest rates under various scenarios. Additionally, the Company believes its asset/liability management programs and procedures provide sufficient liquidity to enable it to fulfill its obligation to pay benefits under its various insurance and deposit contracts. However, the Company’s asset/liability management programs and procedures incorporate assumptions about the relationship between short-term and long-term interest rates (i.e., the slope of the yield curve), relationships between risk-adjusted and risk-free interest rates, market liquidity and other factors, and the effectiveness of the Company’s asset/liability management programs and procedures may be negatively affected whenever actual results differ from those assumptions.

        Cash outflows related to stable value contracts (primarily maturing contracts, scheduled interest payments, and expected withdrawals) were approximately $1,100.1 million during 2003. Cash outflows related to stable value contracts are estimated to be approximately $1,106.1 million in 2004. The Company’s asset/liability management programs and procedures take into account maturing contracts and expected withdrawals. Accordingly, the Company does not expect stable value contract related cash outflows to have an unusual effect on the future operations and liquidity of the Company.

        The life insurance subsidiaries were committed at December 31, 2003, to fund mortgage loans in the amount of $578.5 million. The Company’s subsidiaries held $655.0 million in cash and short-term investments at December 31, 2003. Protective Life Corporation had an additional $1.1 million in cash and short-term investments available for general corporate purposes.

        While the Company generally anticipates that the cash flow of its subsidiaries will be sufficient to meet their investment commitments and operating cash needs, the Company recognizes that investment commitments scheduled to be funded may, from time to time, exceed the funds then available. Therefore, the Company has arranged sources of credit for its insurance subsidiaries to use when needed. The Company expects that the rate received on its investments will equal or exceed its borrowing rate. Additionally, the Company may, from time to time, sell short-duration stable value products to complement its cash management practices.

        The Company has also used securitization transactions involving its commercial mortgage loans to increase its liquidity.

CAPITAL

        At December 31, 2003, Protective Life Corporation had $25.0 million outstanding under its $200 million revolving lines of credit due October 1, 2005, at an interest rate of 1.64%.

        Protective Life Corporation’s cash flow is dependent on cash dividends and payments on surplus notes from its subsidiaries; revenues from investment, data processing, legal and management services rendered to subsidiaries; and investment income. At December 31, 2003, approximately $529.8 million of consolidated share-owners’ equity, excluding net unrealized investment gains and losses, represented net assets of the Company’s insurance subsidiaries that cannot be transferred to Protective Life Corporation. In addition, the states in which the Company’s insurance subsidiaries are domiciled impose certain restrictions on the insurance subsidiaries’ ability to pay dividends to Protective Life Corporation.

        The Company plans to retain substantial portions of the earnings of its insurance subsidiaries in those companies primarily to support their future growth. Protective Life Corporation’s cash disbursements have, from time to time, exceeded its cash receipts, and these shortfalls have been funded through various external financings. Therefore, Protective Life Corporation may, from time to time, require additional external financing.

        To give the Company flexibility in connection with future acquisitions and other growth opportunities, the Company has registered debt securities, preferred and common stock, and stock purchase contracts of Protective Life Corporation, and additional preferred securities of special purpose finance subsidiaries under the Securities Act of 1933 on a delayed (or shelf) basis.

        In February 2001, the Company issued 3.9 million shares of its Common Stock under stock purchase contracts relating to its 6.5% FELINE PRIDES. In the transaction, substantially all of the preferred securities comprising part of the FELINE PRIDES and the underlying subordinated debt were redeemed.

        In February 2001, the Company issued $100 million of Floating Rate Senior Notes. The proceeds were used to invest in the Company’s insurance subsidiaries – which included completing the funding of the Standard transaction – and for general corporate purposes. The Floating Rate Notes, as scheduled, were redeemed in 2003.

        On August 17, 2001, a special purpose finance subsidiary of the Company, PLC Capital Trust III, issued $100 million of 7.5% Trust Originated Preferred Securities (“TOPrSSM”). The 7.5% TOPrS are guaranteed on a subordinated basis by the Company. This guarantee, considered together with the other obligations of the Company with respect to the 7.5% TOPrS, constitutes a full and unconditional guarantee by the Company of PLC Capital Trust III’s obligations with respect to the 7.5% TOPrS.

        PLC Capital Trust III was formed solely to issue securities and use the proceeds thereof to purchase subordinated debentures of the Company. The sole assets of PLC Capital Trust III are $103.1 million of Protective Life Corporation 7.5% Subordinated Debentures due 2031, Series D. The proceeds of the Company’s subordinated debentures were used to repay outstanding bank indebtedness and the balance was used for general corporate purposes. The Company has the right under the subordinated debentures to extend interest payment periods up to five consecutive years, and, as a consequence, dividends on the 7.5% TOPrS may be deferred (but will continue to accumulate, together with additional dividends on any accumulated but unpaid dividends at the dividend rate) by PLC Capital Trust III during any such extended interest payment period. The 7.5% TOPrS are redeemable by PLC Capital Trust III at any time on or after August 22, 2006.

        On September 25, 2002, a special purpose finance subsidiary of the Company, PLC Capital Trust IV, issued $115 million of 7.25% TOPrS. The 7.25% TOPrS are guaranteed on a subordinated basis by the Company. This guarantee, considered together with the other obligations of the Company with respect to the 7.25% TOPrS, constitutes a full and unconditional guarantee by the Company of PLC Capital Trust IV’s obligations with respect to the 7.25% TOPrS.

        PLC Capital Trust IV was formed solely to issue securities and use the proceeds thereof to purchase subordinated debentures of the Company. The sole assets of PLC Capital Trust IV are $118.6 million of Protective Life Corporation 7.25% Subordinated Debentures due 2032, Series E. The Company has the right under the subordinated debentures to extend interest payment periods up to five consecutive years, and, as a consequence, dividends on the 7.25% TOPrS may be deferred (but will continue to accumulate, together with additional dividends on any accumulated but unpaid dividends at the dividend rate) by PLC Capital Trust IV during any such extended interest payment period. The 7.25% TOPrS are redeemable by PLC Capital Trust IV at any time on or after September 25, 2007.

        On October 25, 2002, the Company caused PLC Capital Trust I, a special purpose finance subsidiary of the Company, to redeem $75 million of 8.25% Trust Originated Preferred Securities it issued in 1997. In a related transaction the Company redeemed its subordinated debentures which were held by PLC Capital Trust I. The redemption resulted in a charge of $2.2 million, primarily comprised of unamortized deferred debt issue costs.

        In May 2003, the Company issued $250 million of 4.3% Senior Notes which are due June 1, 2013. The proceeds from the issuance were used to pay off $150 million of bank borrowings on the Company’s revolving line of credit, and to redeem $50 million of 8.0% Senior Notes due in 2010 and $40 million of 8.1% Senior Notes due in 2015. The Company recorded a $1.6 million charge related to the early extinguishment of debt. The charge was comprised primarily of the write-off of deferred debt issue costs.

        On January 27, 2004, a special purpose finance subsidiary of the Company, PLC Capital Trust V, issued $100 million of 6.125% TOPrS. The 6.125% TOPrS are guaranteed on a subordinated basis by the Company. This guarantee, considered together with the other obligations of the Company with respect to the 6.125% TOPrS, constitutes a full and unconditional guarantee by the Company of PLC Capital Trust V’s obligations with respect to the 6.125% TOPrS.

        PLC Capital Trust V was formed solely to issue securities and use the proceeds thereof to purchase subordinated debentures of the Company. The sole assets of PLC Capital Trust V are $103.1 million of Protective Life Corporation 6.125% Subordinated Debentures due 2034, Series F. The Company has the right under the subordinated debentures to extend interest payment periods up to five consecutive years, and, as a consequence, dividends on the 6.125% TOPrS may be deferred (but will continue to accumulate, together with additional dividends on any accumulated but unpaid dividends at the dividend rate) by PLC Capital Trust V during any such extended interest payment period. The 6.125% TOPrS are redeemable by PLC Capital Trust V at any time on or after January 27, 2009.

        The majority of the proceeds of the 6.125% TOPrS was used to pay down outstanding bank debt, $59.9 million of which was issued to redeem the Company’s outstanding 7.50% 15-year Senior Notes on January 1, 2004. In addition, the Company repaid the $25 million outstanding as of December 31, 2003, on its $200 million line of credit. The balance of the proceeds will be used for general corporate purposes, affording the Company additional financial flexibility in the future.

        A life insurance company’s statutory capital is computed according to rules prescribed by the National Association of Insurance Commissioners (NAIC), as modified by the insurance company’s state of domicile. Statutory accounting rules are different from accounting principles generally accepted in the United States of America and are intended to reflect a more conservative view by, for example, requiring immediate expensing of policy acquisition costs. The NAIC’s risk-based capital requirements require insurance companies to calculate and report information under a risk-based capital formula. The achievement of long-term growth will require growth in the statutory capital of the Company’s insurance subsidiaries. The subsidiaries may secure additional statutory capital through various sources, such as retained statutory earnings or equity contributions by the Company.

CONTRACTUAL OBLIGATIONS

The table below sets forth future maturities of long-term debt, guaranteed preferred beneficial interests in the Company’s subordinated debt securities, stable value products, notes payable, operating lease obligation, mortgage loan commitments, and liabilities related to variable interest entities.

                                                      2004          2005-2006      2007-2008      After 2008
---------------------------------------------------------------------------------------------------------------
                                                                        (in thousands)
Long-term debt                                     $   75,000       $   25,000                       $361,329
Subordinated debt securities                                                                          221,650
Stable value products                               1,156,511        2,018,613      $1,378,341        123,066
Note payable                                            2,234
Operating lease obligation                              1,530            3,061          66,255
Other property lease obligations                        5,730            9,459           5,646          9,313
Mortgage loan commitments                             578,546
Liabilities related to variable interest
  entities                                            400,000
---------------------------------------------------------------------------------------------------------------

        The table above excludes liabilities related to separate accounts of $2,220.8 million. Separate account liabilities represent funds maintained for contract holders who bear the related investment risk. These liabilities are supported by assets that are legally segregated and are not subject to claims that arise from other business activities of the Company. These assets and liabilities are separately identified on the consolidated balance sheets of the Company. The table also excludes future cash flows related to certain insurance liabilities due to the uncertainty with respect to the timing of the cash flows.

IMPACT OF INFLATION

        Inflation increases the need for life insurance. Many policyholders who once had adequate insurance programs may increase their life insurance coverage to provide the same relative financial benefit and protection. Higher interest rates may result in higher sales of certain of the Company’s investment products.

        The higher interest rates that have traditionally accompanied inflation could also affect the Company’s operations. Policy loans increase as policy loan interest rates become relatively more attractive. As interest rates increase, disintermediation of stable value and annuity account balances and individual life policy cash values may increase. The market value of the Company’s fixed-rate, long-term investments may decrease, the Company may be unable to implement fully the interest rate reset and call provisions of its mortgage loans, and the Company’s ability to make attractive mortgage loans, including participating mortgage loans, may decrease. In addition, participating mortgage loan income may decrease. The difference between the interest rate earned on investments and the interest rate credited to life insurance and investment products may also be adversely affected by rising interest rates.